                                                                     Exhibit 99

News Release                                         [LUCENT TECHNOLOGIES LOGO]



Bill Price
908-582-4820 (office)
973-515-5038 (home)
williamprice@lucent.com

Mary Lou Ambrus
908-582-3060 (office)
908-707-1147 (home)
mambrus@lucent.com


LUCENT TECHNOLOGIES COMMENTS ON EXPECTATIONS
FOR FOURTH FISCAL QUARTER 2000 EARNINGS

FOR RELEASE: TUESDAY, OCTOBER 10, 2000

         MURRAY HILL, N.J. - Lucent Technologies (NYSE:LU) said today that, based on preliminary estimates, it expects earnings for its fourth fiscal quarter of 2000 to be lower than the company's previously announced guidance. The company expects pro forma earnings per share from continuing operations1 for the quarter, which ended September 30, 2000, to be in the range of 17 cents to 18 cents per share compared to 24 cents for the year-ago quarter. The company expects to report pro forma revenues from continuing operations in the range of $9.3 billion to $9.4 billion for the quarter, a 14 percent to 15 percent increase over the prior year period.

         In July, the company said it expected that pro forma revenues from continuing operations would grow about 15 percent for the fourth fiscal quarter of 2000 and pro forma earnings per share from continuing operations would be roughly in line with revenue growth.

         The company said the lower-than-expected earnings for the quarter could be almost equally attributed to three factors:

         Less than expected revenues and gross margins in the company's optical systems business;

         Credit concerns in the emerging service provider market that led to increasing reserves for bad debt;

         Greater than anticipated decline in circuit switching sales and margins.

         The company indicated that gross margin this quarter would be in the range of 39 percent to 40 percent.

         For the quarter, the company indicated that while it had strong overall growth in the wireless business, it would report flat growth primarily due to a comparison related to a major foreign contract in the year-ago quarter. Revenues from optical networking systems, including optical fiber, were down about 5 percent and switching systems were down about 13 percent. However, Lucent saw strong revenue growth in several areas. The company's Microelectronics and Communications Technologies group's revenues grew more than 50 percent for the quarter. In addition, revenues in the Internet infrastructure business grew more than 40 percent for the quarter. This marks the fourth quarter in a row that this business showed growth over 40 percent. Lucent's services business grew about 18 percent for the quarter.


FISCAL 2000 RESULTS

         The company indicated that the expected fourth quarter revenue and earnings would result in an increase in fiscal year 2000 pro forma revenue from continuing operations of approximately 14 percent and a decline in pro forma earnings per share from continuing operations of approximately 10 percent to 11 percent. Lucent said that its fourth quarter results will impact and lower its guidance for fiscal year 2001.

         Lucent expects to discuss its earnings and additional guidance for fiscal 2001 on October 24, 2000. There will be a Webcast at 5:00 p.m. (EDT) today to discuss today's announcement. The Webcast can be accessed at [url deleted].


         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers the systems, software, silicon and services for next-generation communications networks for service providers and enterprises. Backed by the research and development of Bell Labs, Lucent focuses on high-growth areas such as broadband and mobile Internet infrastructure; communications software, communications semiconductors and optoelectronics; Web-based enterprise solutions that link private and public networks; and professional network design and consulting services.

         This news release is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, credit concerns in the emerging service provider market, international growth, general industry and market conditions, growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.






                                      # # #





--------
1 Pro forma EPS excludes the enterprise networks business that has been spun off, the consumer products business, amortization of goodwill and acquired technology and one-time events, including purchased in-process research and development.